Exhibit 17.1

Office of Ben Tran

RESIGNATION

To:	Board of Directors
Perf-Go Green Holdings, Inc.
12 E. 52nd Street, 4th Floor
New York, NY 10022

This is to inform you of my decision to leave the company effective Wednesday April 1, 2009.

It is with mixed emotions that I submit my resignation. The duties and responsibilities of my Position as President of Spectrum Bags, Inc. and affiliate companies take a priority amount of my time and attention. I wish you a successful business future in growing the business at Perf-Go Green.

Sincerely,

Ben Tran

/s/ Ben Tran	3/24/09
Signature	Date